SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

      SHANNON INTERNATIONAL INC.
(Exact name of Registrant as specified in its charter)

NEVADA (State of Incorporation)	(I.R.S. Employer ID No.)

Suite 2000, 715 5th Street, SW, Calgary, Alberta T2P 2X6
(Address of Principal Offices)

The Shannon International Inc. 2005 Stock Option Plan
(Full Title of the Plan)

Blair Coady
SHANNON INTERNATIONAL INC.
Suite 2000, 715 5th Street, SW,
Calgary, Alberta T2P 2X6
(Name and address of Agent for Service)

(403) 538-3706
(Telephone number, including area code of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of Securities Registered Common Stock (1)	Amount of Securities Registered 5,000,000	Max. Off. Price Per Share $0.31 (2)	Maximum Aggregate Offrg. Price $1,550,000	Amount of Reg. Fee $182.44

(1)     Issuable pursuant to Plan options

(2)     Estimated Price in accordance with Rule 457(h)and based upon the last reported sale of $0.31 per share on the NASD OTC Electronic Bulletin Board on March 23, 2005

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.      Plan Information.

The documents containing the information related to the Shannon International Inc. 2005 Stock Option Plan which is not being filed as part of this Registration Statement (the “Registration Statement”) and documents incorporated by reference in response to Item 3 of Part II of this Registration Statement, which taken together constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933 (the “Securities Act”) will be sent or given to the participant by the Registrant as specified by Rule 428(b)(1) of the Securities Act.

Item 2.     Registrant Information and Employee Plan Annual Information.

As required by this Item, the Registrant shall provide to the participant a written statement advising them of the availability without charge, upon written or oral request, of documents incorporated by reference in Item 3 of Part II hereof and of documents required to be delivered pursuant to Rule 428(b) under the Securities Act. The statement shall include the address listing the title or department and telephone number to which the request is to be directed.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.     Incorporation of Documents by Reference.

The Registrant incorporates the following documents filed with the Securities and Exchange Commission by reference in this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10KSB for the fiscal year ended June 30, 2004 filed on October 29, 2004;

(b)	The Registrant’s Quarterly Report on Form 10-QSB for the three month period ended September 30, 2004, filed on November 15, 2004;

(c)	The Registrant’s Quarterly Report on Form 10-QSB for the six month period ended December 31, 2004 filed on February 19, 2004;

(d)	Description of the Common Stock as incorporated in the Registration Statement on Form 10-SB dated October 13, 1999, file number 000-30254)

(e)	All other documents filed by Registrant after the date of this Registration Statement under Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, (the Exchange Act) are incorporated by reference herein and in the Section 10 Prospectus to be a part thereof from the date of filing of such documents.

Item 4.     Not Applicable.

Item 5.      Interests of Named Experts and Counsel: Not applicable.

Item 6.     Indemnification of Officers and Directors.

Article 11 of the Company’s By-laws provides that every person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or a person for whom he is the legal representative is or was a director or officer of the corporation or is or was serving at the request of the corporation or for its benefit as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the General Corporation Law of the State of Nevada against all expenses, liability and loss (including attorney’s fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith.

Item 7.     Exemption from Registration Claimed: Not Applicable

Item 8.      Exhibits.

5.1	Opinion of Dennis Brovarone, regarding legality of shares being issued.

23.1	Consent of Dennis Brovarone,(See Opinion).

23.2	Consent of Miller & McCollom, Certified Public Accountants

Item 9.     Undertakings.

(a)	The undersigned Registrant hereby undertakes.

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement;

(iii)	To include any material information with respect to the Plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended that are incorporated by reference into this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement to the securities offered therein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel that matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with Section 13 or 15(d) of the Exchange Act, the registrant has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SHANNON INTERNATIONAL INC.
(Registrant)

By /s/ BLAIR COADY Blair Coady, President, Chief Financial Officer Date: March 24, 2005

In accordance with the Exchange Act, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

By /s/ BLAIR COADY BLAIR COADY, Director Date: March 24, 2005 By /s/ DENNIS BROVARONE DENNIS BROVARONE, Director Date: March 24, 2005